RiverSource Life Insurance Co. of New York
20 Madison Avenue Extension
Albany, New York 12203 1.800.541.2251

Individual Flexible Purchase Payments

Deferred Variable Annuity Contract

•	Surrender charges may be waived under specified conditions

•	This contract is nonparticipating — dividends are not payable

This is an individual deferred variable annuity contract. It is a legal contract between You, as the Owner, and Us.

PLEASE READ YOUR CONTRACT CAREFULLY.

If You are living on the scheduled Annuitization Start Date, We will begin to pay You monthly Annuity Payments, subject to the provisions of this contract. This date may be changed as provided in this contract.

We issue this contract in consideration of Your purchase payment.

WE RESERVE THE RIGHT TO LIMIT SUBSEQUENT PURCHASE PAYMENTS ON A NON-DISCRIMINATORY BASIS AS DESCRIBED IN THE PAYMENT LIMITS PROVISION.

CONTRACT VALUES, DEATH BENEFIT AND ANNUITY PAYMENTS MAY INCREASE OR DECREASE WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS AND ARE NOT GUARANTEED. SEE THE CONTRACT VALUE PROVISION.

THE MORTALITY AND EXPENSE RISK CHARGE, CONTRACT ADMINISTRATIVE CHARGE AND CHARGES FOR ANY OPTIONAL RIDERS ARE SHOWN UNDER CONTRACT DATA.

OPTIONAL RIDER CHARGES MAY REDUCE THE DEATH BENEFIT AMOUNT TO LESS THAN THE CONTRACT VALUE. SEE THE PAYMENTS TO BENEFICIARIES PROVISIONS.

The smallest rate of investment return required to ensure that the dollar amount of Variable Annuity Payments does not decrease equals the sum of (1) the Base M&E Risk Fee on the date Annuity Payments begin and (2) the assumed investment return for the Table of Annuity Payout Rates available for Your contract. Refer to the Determination of the First Variable Annuity Payment and Variable Annuity Payments After the First Payment provisions for additional detail.

NOTICE OF YOUR RIGHT TO EXAMINE AND CANCEL THIS CONTRACT.

If for any reason You are not satisfied with this contract, You may cancel this contract by returning it to Us or Our agent within ten Days after You receive it.

If this contract is intended to replace an existing contract, Your right to examine this contract is extended to 60 Days.

This contract will then be considered void from its start.

•	If this is not an IRA contract, upon such cancellation We will refund an amount equal to the sum of: (1) the Contract Value at the end of the Valuation Period during which We receive the contract; and (2) any fees paid or any premium tax charges paid.

•	If this is an IRA contract, upon such cancellation We will refund all purchase payments which You have paid and any fees paid or any premium tax charges paid, less any payments We have made.

Signed for and issued by RiverSource Life Insurance Co. of New York in Albany, New York, as of the Contract Date.

President

Vice President – Operations

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Guide to Contract Provisions

Contract Data	Page 3
Important contract specifications

Definitions	Pages 5-6
Important words and meanings

General Provisions	Pages 6-7
Entire Contract
Annuity Tax Qualification
Contract Modification
Incontestability
Benefits Based on Incorrect Data
State Laws
Reports to Owner
Evidence of Survival
Protection of Proceeds
Voting Rights
Termination of the Contract

Ownership, Annuitant and Beneficiary	Pages 7-8
Owner Rights
Non-Natural Person and Revocable Trust Ownership
Change of Ownership
Beneficiary
Change of Beneficiary
Change of Annuitant or Contingent Annuitant
Pre-election of an Annuity Payment Plan
Assignment

Payments to Beneficiaries	Pages 8-10
Death Benefit Before the Annuitization Start Date
Death Benefit Payable Before the Annuitization Start Date
Payment Options
Spouse’s Option to Continue Contract
Death Benefit After the Annuitization Start Date

Purchase Payments	Page 10
Additional Purchase Payments
Payment Limits
Allocation of Purchase Payments

Accounts: Fixed and Variable	Pages 11-12
The Fixed Account
Interest to be Credited
The Variable Account
Investments of the Variable Account
Valuation of Assets
Variable Account Accumulation Units
Variable Account Accumulation Unit Value
Net Investment Factor
Mortality and Expense (M&E) Risk Charge
Annuity Unit Value

Contract Value	Pages 12-14
Contract Value in the Variable Account
Contract Value in the Special DCA Fixed Account
Contract Administrative Charge
Premium Tax Charges
Transfers of Contract Values
Dollar Cost Averaging (DCA)
Special DCA Fixed Account

Surrender Provisions	Pages 14-17
Surrender
Rules for Surrender
Surrender Value
Surrender Charge
Waiver of Surrender Charges
Suspension or Delay in Payment of Surrender Amount
Waiver of Surrender Charges upon Hospital or Nursing Home Confinement
Waiver of Surrender Charges upon Terminal Illness Diagnosis

Annuity Provisions	Pages 17-18
Annuity Payments
Change of Annuitization Start Date
Annuity Payment Plans
Plan Selection
Allocation of Contract Values to Provide Fixed and Variable Payments
Fixed Annuity Payments
Variable Annuity Payments
Determination of the First Variable Annuity Payment
Variable Annuity Payments After the First Payment
Exchange of Annuity Units

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Definitions

The following words are used often in this contract. When We use these words, this is what We mean:

Accumulation Unit

An accounting unit of measure used to calculate the Contract Value in the Variable Account prior to the Annuitization Start Date.

Annuitant

The person or persons on whose life periodic Annuity Payments depend. If there is a joint Annuitant prior to the Annuitization Start Date, the term Annuitant in this contract is replaced in all instances with the term Annuitants.

Annuitization Start Date

The date on which Annuity Payments begin as described in the Annuity Payments provision. This date is either as shown under Contract Data or the date as changed as described in the Change of Annuitization Start Date provision. You will be notified prior to the scheduled Annuitization Start Date.

Annuity Payments

Periodic payments We make to You, or other named recipient(s), beginning on the Annuitization Start Date.

Annuity Unit

An accounting unit of measure used to calculate the value of Annuity Payments from the variable subaccounts on and after the Annuitization Start Date.

Attained Age

The number of whole years since birth, which is the same as the age as of a person’s latest birthday. If You were born on February 29, We will use February 28 in determining Your Attained Age in years when February only has 28 Days.

Code

The Internal Revenue Code of 1986, as amended.

Contingent Annuitant

If the Annuitant is not an Owner, the person who becomes the Annuitant if the Annuitant dies prior to the Annuitization Start Date.

Contract Anniversary

The same Day and month as the Contract Date each year that the contract remains in force. If Your contract was issued on February 29, We will use February 28 as Your Contract Anniversary in years when February only has 28 Days.

Contract Date

The effective date of the contract from which Contract Anniversaries, contract quarters and contract years are determined. Your Contract Date is shown under Contract Data.

Contract Value

The sum of the values in the Special DCA Fixed Account and the Variable Account.

Day

A calendar day, unless specified otherwise.

Fixed Account

The Fixed Account is made up of all Our assets other than those in any separate account.

Fixed Annuity

An annuity with payments which are guaranteed by Us as to dollar amount during the Annuity Payment period.

Nonqualified Contract

A contract used primarily for retirement purposes that is not intended to qualify as a Tax Qualified Contract.

Owner, You, Your

“Owner,” “You” or “Your” refer to the Owner or Owners of this contract. Any contract provisions based on the age of the Owner will be based on the age of the oldest Owner. Any ownership change, including continuation of the contract by Your spouse under the Spouse’s Option to Continue Contract provision, redefines “Owner,” “You” and “Your” as the new Owner.

Special DCA Fixed Account

An option within the Fixed Account to which You may allocate purchase payments. Purchase payment amounts You allocate to the Special DCA Fixed Account will be automatically transferred within a specified period of time to selected variable subaccounts. The amounts allocated to the Special DCA Fixed Account earn a specified rate of interest until transferred out of the Special DCA Fixed Account.

Tax Qualified Contract

A contract that is intended to qualify as part of a tax-advantaged retirement plan such as individual retirement annuities, tax-sheltered annuities or other tax-advantaged retirement plans.

Valuation Date

Each Day the New York Stock Exchange is open for trading. At the New York Stock Exchange close of business, the next Valuation Date begins. Whenever Your Contract Anniversary is not a Valuation Date, Your Contract Value for that anniversary will be based on close of business values on the next Valuation Date.

Valuation Period

The interval of time commencing at the New York Stock Exchange close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

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Variable Account

The Variable Account consists of separate variable subaccounts to which You may allocate Contract Values including purchase payments. Each subaccount invests in shares of one fund. The value of Your investment in each variable subaccount changes with the performance of the particular fund.

Variable Annuity

A Variable Annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

We, Us, Our

Any reference to “We,” “Us” or “Our” means RiverSource Life Insurance Co. of New York.

Written Request

A request in writing on a form acceptable to Us, signed by You and delivered to Us at Our service center. We may allow requests by other methods agreed to by Us.

General Provisions

Entire Contract

This contract form and any attached endorsements or riders are the entire contract between You and Us.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this contract. That person must do so in writing. None of Our other representatives or other persons has the authority to change or waive any of Our rights or requirements under this contract. Any modification of the contract is subject to prior approval by the New York Department of Financial Services.

Annuity Tax Qualification

This contract is intended to qualify as an annuity contract under Section 72 and other relevant sections of the Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. Any such change or amendment cannot be effective without prior approval from the New York Department of Financial Services.

Contract Modification

This contract may be modified at any time by written agreement between You and Us. The modification must be signed by one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary). Any such change or amendment cannot be effective without prior approval from the New York Department of Financial Services.

Incontestability

This contract is incontestable from its Contract Date.

Benefits Based on Incorrect Data

If benefit amounts are determined by incorrect information regarding a person’s birth date (which determines a person’s age) or sex (unless determined on a unisex basis), payments described in this contract will be adjusted. Benefit amounts will be based on what would have been provided using the correct birth date and/or correct sex (unless determined on a unisex basis). Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover from You or Your estate any amounts overpaid without interest. If there are any future payments under this contract, overpayments made by Us will be subtracted from those payments.

State Laws

This contract is governed by the law of the state of New York. The values and benefits of this contract are at least equal to those required by New York. Any Annuity Payments, surrender value or death benefit available under the contract are not less than the minimum benefits required by law of the state of New York.

Reports to Owner

At least once a year prior to the Annuitization Start Date We will send You, without charge, a statement showing the following:

1.	the Contract Value as of the beginning and ending dates of the period; and

2.	the surrender value at the end of the period; and

3.	amounts credited or debited during the period, identified by type; and

4.	the amount of the death benefit at the end of the period.

This information will be as of a date not more than two months prior to the date of the mailing. This statement will also show any other information required under state or federal law.

We will also send You, without charge, other values upon Your request.

Evidence of Survival

Where any payments under this contract depend on the recipient or Annuitant being alive on a certain date, We may require proof satisfactory to Us that such condition has been met. Such proof may be required prior to making the payments.

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Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Voting Rights

If federal law requires, We will give certain voting rights to contract Owners. If You have voting rights, We will send You a notice telling You the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes to which You are entitled.

Termination of the Contract

The contract will be terminated under the following conditions:

1.	After You take a full surrender.

2.	After the death benefit is paid.

3.	After the reduction of the Contract Value to zero.

Ownership, Annuitant and Beneficiary

Owner Rights

You may exercise all rights and privileges provided in this contract or allowed by Us.

If two Owners jointly own this contract, each Owner may independently exercise transfers among the various account options, subject to the limits in the Transfer of Contract Value provision, and designate purchase payment allocations. Unless agreed to by Us, all other terms, conditions, rights and requirements that apply to an Owner under this contract shall apply jointly to each Owner named.

Non-Natural Person and Revocable Trust Ownership

The Owner may be a non-natural person (e.g. irrevocable trust or corporation) or a revocable trust if We agree. If the Owner or any joint Owner is a non-natural person or a revocable trust, the Annuitant will be deemed to be the Owner for any provision or benefit using the age or life of the Owner. Any provisions based on age will be based on the age of the oldest Annuitant. These include Payments to Beneficiaries, Purchase Payments and Surrender provisions. If the Owner or any joint Owner is a non-natural person or revocable trust, the Annuitant may not be changed and a Contingent Annuitant may not be named.

Change of Ownership

You may change the ownership of this contract by Written Request or other method agreed to by Us. The change of ownership shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center. If the Owner dies after the date the request is signed but prior to the date We receive it, We will honor the request to change the ownership.

A change of ownership may result in tax consequences.

See any attached tax qualified endorsement for ownership change limitations.

Beneficiary

Except as otherwise provided in the contract, beneficiaries are those You designate to receive the death benefit of this contract if You die while this contract is in force. We will not be bound by any such designation unless made by Written Request or other method agreed to by Us.

For joint spousal ownership with right of survivorship, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse to use the Spouse’s Option to Continue Contract provision in the Payments to Beneficiaries section of the contract. The deemed surviving spouse sole beneficiary designation may only be overridden if specifically requested in writing and signed by both joint spousal Owners.

Only those beneficiaries who are living as of the date of death may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving You, in accordance with Your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If there is no valid beneficiary designation or if no beneficiary survives, We will pay the benefits as follows:

•	if there are joint Owners, We will pay the surviving Owner(s), otherwise;

•	if the Owner is a non-natural person or revocable trust, We will pay the Owner, otherwise;

•	to Your spouse, if living, otherwise;

•	if no spouse is living, to Your lawful children, if living, otherwise;

•	if You have no spouse or direct descendants, to Your parents equally or the survivor, if living, otherwise;

•	to Your estate.

Change of Beneficiary

By Owner

You may change the beneficiary at any time by Written Request or other method agreed to by Us. The change of beneficiary shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

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By Beneficiary

If the death benefit under this contract becomes payable to a beneficiary (recipient) under an Annuity Payment plan, that recipient shall have the right to name, or later change, their own beneficiary by Written Request or other method agreed to by Us. If there is no valid beneficiary designation or if no beneficiary survives the recipient, We will pay any benefits due under the Annuity Payment plan following the death of the original beneficiary as follows:

•	to the recipient’s spouse, if living, otherwise;

•	if no spouse is living, to the recipient’s lawful children, if living, otherwise;

•	if the recipient has no spouse or direct descendants, to the recipient’s parents equally or the survivor, if living, otherwise;

•	to the recipient’s estate.

Change of Annuitant or Contingent Annuitant

If:

1.	this is a Nonqualified Contract, and

2.	You are a natural person, and

3.	the Owner is not a revocable trust, and

4.	it is prior to the Annuitization Start Date;

then You may change the Annuitant or Contingent Annuitant by Written Request or other method agreed to by Us. The change of Annuitant or Contingent Annuitant shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

In addition, if the Annuitant is not an Owner and the Annuitant dies before the Annuitization Start Date, the Owner becomes the Annuitant unless a Contingent Annuitant has been previously selected. The contract continues in force, and no death benefit is payable.

If the Annuitant is an Owner and the Annuitant dies before the Annuitization Start Date, the death benefit is payable.

Pre-election of an Annuity Payment Plan

If this is a Nonqualified Contract, You may elect how the death benefit described in this contract is to be paid in the event of Your death before the Annuitization Start Date. You must make the election by Written Request or other method agreed to by Us and recorded by Us. In this event the death benefit shall be payable as so elected by You, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract. This provision is available for Tax Qualified Contracts if agreed to by Us.

Assignment

If this is a Nonqualified Contract, You can assign this contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an Owner as these terms are used in this contract.

A copy of any assignment must be submitted to Us at Our service center. An assignment shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the assignment at Our service center. We are not responsible for the validity or effect, tax or otherwise, of any assignment. We will not be on notice of any assignment until We receive a copy of it.

Payments to Beneficiaries

Death Benefit Before the Annuitization Start Date

A death benefit is payable to the beneficiary if You die before the Annuitization Start Date and the Contract Value is greater than zero.

If the annuity is jointly owned by non-spousal Owners, the death benefit will be paid to the beneficiary at the first death of a joint Owner.

If the annuity is jointly owned by spousal Owners, see the Spouse’s Option to Continue Contract provision.

Death Benefit Payable Before the Annuitization Start Date

If You have the Return of Purchase Payment (ROPP) base death benefit as shown under Contract Data, and if You die prior to the Annuitization Start Date with a Contract Value greater than zero, We will pay the beneficiary the greater of the following amounts:

1.	the Contract Value, after any rider charges have been deducted from the Variable Account; or

2.	the Return of Purchase Payment Value.

If You have the Contract Value base death benefit as shown under Contract Data, and if You die prior to the Annuitization Start Date with a Contract Value greater than zero, We will pay the beneficiary the Contract Value after any rider charges have been deducted from the Variable Account.

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Covered Life Change Definition

A “covered life change” is either A) continuation of the contract by a spouse under the Spouse’s Option to Continue Contract provision or B) an ownership change where any Owner after the ownership change was not an Owner prior to the change.

Return of Purchase Payment (ROPP) Value

On the Contract Date the ROPP value is established as the initial purchase payment made to the contract.

Adjustments are made to the ROPP value in the following circumstances:

1.	Additional purchase payments will be added to the ROPP value.

2.	Partial surrenders will result in “adjustments for partial surrenders” subtracted from the ROPP value.

3.

After a “covered life change” for a spouse who continues the contract, the ROPP value is reset to the Contract Value on the date of continuation after any rider charges have been deducted and after any increases to the Contract Value due to the death benefit that would otherwise have been paid.

4.

After a “covered life change” other than for a spouse who continues the contract, the ROPP value is reset on the Valuation Date We receive Your Written Request for the “covered life change” to the lesser of A or B where:

A =	the Contract Value on that date after any rider charges have been deducted from the Variable Account, and

B =	the ROPP value on that date (but prior to the reset).

Adjustments for Partial Surrenders Definition

“Adjustments for partial surrenders” are calculated for each partial surrender using the following formula:

a   x   b                where:

c

a =	the amount Your Contract Value is reduced by the partial surrender

b =	the ROPP value on the date of (but prior to) the partial surrender

c =	the Contract Value on the date of (but prior to) the partial surrender

Payment Options

Any amounts payable as described in this section will be paid upon Our receipt of due proof of death which includes all documents needed to complete a beneficiary’s claim including:

1.	information sufficient to determine Our liability and the appropriate payee(s) legally entitled to the proceeds; and

2.	if proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

The death benefit proceeds for each beneficiary will be payable in a lump sum on the Valuation Date We receive due proof of death from that beneficiary. The beneficiary may elect to receive payment anytime within five years after the date of death. In any event, the entire death benefit will be distributed within five years of the date of death except where spousal continuation of the contract is elected or a beneficiary elects an Annuity Payment plan.

In lieu of a lump sum, payments may be made under an Annuity Payment plan, provided:

1.	the beneficiary elects the plan at the time We receive due proof of death; and

2.	the plan provides payments over a period which does not exceed the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary; and

3.	payments begin no later than one year after the date of death.

If the beneficiary elects an Annuity Payment plan, such beneficiary shall be the Annuitant for purposes of a lifetime payment plan.

Spouse’s Option to Continue Contract

If You die before the Annuitization Start Date and Your spouse is the sole primary beneficiary or a joint Owner, Your spouse may accept payment of the death benefit under options previously described or keep the contract in force as Owner, including any associated riders in force, subject to rider continuation rules in effect. The spouse also becomes the Annuitant.

Election by the spouse to continue the contract must be made by Written Request, or other method agreed to by Us and recorded by Us, at the time We receive due proof of death. Upon spousal continuation, the Contract Value shall be equal to the death benefit that would otherwise have been paid and reduced for any rider charges. Additional purchase payments to the contract are not allowed after the election by the spouse to continue the contract. Surrender charges under the continued contract shall not apply after the election by the spouse to continue the contract. As the new Owner, the spouse must name a new beneficiary.

Definition of spouse

When We refer to a ”spouse” in this contract, We mean for state law purposes Your spouse, civil union partner, domestic partner or an individual accorded marital rights as a “spouse” under state law. For federal income tax purposes, including the right to continue this contract as sole Owner upon the original Owner’s death and the manner in which distributions may be taxed, the term “spouse” is limited to a couple whose marriage is formalized under state law.

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When We issue this contract, We rely on representations You make regarding Your marital status and We will administer Your contract in reliance on the representations You make. If We determine the marital status representation You make is incorrect, the way We administer this contract may be adjusted accordingly. If You have questions as to Your relationship status and how it may impact this contract or its tax treatment, please consult Your tax or legal advisor.

Death Benefit After the Annuitization Start Date

The amount payable, if any, will depend on the Annuity Payment plan then in effect.

Death of the Owner

If the Owner is the Annuitant and dies after the Annuitization Start Date, payments cease for lifetime only payment plans. Payments continue to the Owner’s beneficiaries for the remainder of any guaranteed period or for the lifetime of a surviving joint Annuitant, if any.

If the Owner is not the Annuitant and dies after the Annuitization Start Date, payments continue to the surviving Owner, if any, or the beneficiaries according to the payment plan in effect.

Death of the Annuitant

If the Owner is not the Annuitant and the Annuitant dies after the Annuitization Start Date, payments cease for lifetime payment plans. Payments continue to the Owner for the remainder of any guaranteed period or for the lifetime of a surviving joint Annuitant, if any.

Death of the Beneficiary

If a beneficiary elects an Annuity Payment plan as provided under the Payment Options provision and dies after payments begin, payments continue to beneficiaries named by the deceased beneficiary as provided under the Change of Beneficiary provision for the remainder of any guaranteed period.

In any event, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.

Purchase Payments

Purchase payments are the payments You make for this contract and the benefits it provides. Purchase payments must be paid or mailed to Us at Our service center or to an authorized agent. Your Initial Purchase Payment is shown under Contract Data.

Additional Purchase Payments

Subject to the Payment Limits provision below, additional purchase payments may be made until the earlier of:

1.	the date this contract terminates by surrender or otherwise; or

2.	the Annuitization Start Date.

Subject to the Payment Limits Provision You may:

1.	stop and/or restart purchase payments; or

2.	increase or decrease the amount of Your purchase payments; or

3.	change the interval of Your purchase payments.

Payment Limits

Additional purchase payments are allowed as shown under the Maximum Purchase Payments per Contract Year under Contract Data. The maximum amount allowed each contract year is based on Your Attained Age at the time of payment, subject to the Maximum Total Purchase Payments per Owner shown under Contract Data, unless We allow otherwise on a non-discriminatory basis.

In determining whether You have reached the maximum amount allowed under the Maximum Total Purchase Payments per Owner, We include payments made to all deferred annuity contracts We have issued where You are an Owner.

We reserve the right to limit subsequent purchase payments on a non-discriminatory basis with notification when the yield on new or existing investments would not support the Fixed Account Guaranteed Minimum Interest Rate.

Additional purchase payments You make must be at least the Minimum Additional Purchase Payment shown under Contract Data.

Allocation of Purchase Payments

You instruct Us on how You want Your purchase payments allocated among the available accounts.

Allocations to certain accounts or variable subaccounts may be limited or required under the terms of certain optional benefit riders, if any, attached to this contract.

Your initial allocation elections are shown under Contract Data. Unless any restrictions apply, You may, by Written Request or other method agreed to by Us, change Your choice of accounts or percentages. If Your current allocation instructions include a fund to which allocations are restricted and You do not provide new instructions, We will apply payments pro rata according to the valid portion of Your allocation instructions. The initial purchase payment will be allocated as of the end of the Valuation Period during which We make an affirmative decision to issue this contract. Purchase payments after issue will be allocated as of the end of the Valuation Period during which We receive the payment at Our service center.

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Accounts: Fixed and Variable

The Fixed Account

The Fixed Account is part of Our general account. It is made up of all Our assets other than those in:

1.	The Variable Account; and

2.	Any other segregated asset accounts.

The Fixed Account consists of the Special DCA Fixed Account.

We back the principal and interest guarantees relating to the Fixed Account. Purchase payments allocated and interest credited to the Fixed Account become part of Our general account.

Interest to be Credited

We will credit interest to the Fixed Account daily. All interest rates We quote are effective annual interest rates - this refers to the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue at Our current crediting rate on the date each purchase payment, which is received in Our service center, becomes available to Us for use. The current crediting rate is determined by Us and at Our discretion but will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown under Contract Data.

The Variable Account

The Variable Account is a separate investment account of Ours. We have allocated a part of Our assets for this and other contracts to the Variable Account with a value at least equal to the reserves and other contract liabilities with respect to such account. Such assets remain Our property. However, the portion of the assets which equals the reserves and other liabilities of the account(s) shall not be charged with liabilities arising out of any other business in which We may take part. Income, gains, and losses, whether or not realized from assets allocated to the Variable Account, are credited or charged to such account without regard to other income, gains or losses of the company.

Investments of the Variable Account

Purchase payments and amounts transferred to the variable subaccounts will be allocated as specified by You. Each variable subaccount will buy, at net asset value, shares of the fund for that variable subaccount.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or, in Our judgment, the funds are no longer suitable for the variable subaccounts. We have the right to substitute any funds.

We may also:

•	add additional variable subaccounts investing in other funds,

•	combine any two or more variable subaccounts,

•	transfer assets to and from the variable subaccounts or the Variable Account, and

•	eliminate or close any variable subaccounts.

When required, We would first seek approval of the Securities and Exchange Commission and the insurance regulator of the state of New York.

Valuation of Assets

Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units

The number of Accumulation Units for variable subaccounts chosen by You is determined by:

1.	adding the number of Accumulation Units resulting from:

a.	purchase payments allocated to the variable subaccount; and

b.	transfers to the variable subaccount;

2.	and subtracting the number of Accumulation Units resulting from:

a.	transfers from the variable subaccount; and

b.	surrenders (including surrender charges) from the variable subaccount; and

c.	contract administrative charge or any rider charge deductions from the variable subaccount.

The number of Your Accumulation Units added or subtracted for each of the above transactions is determined by dividing (1) by (2) where:

1.	is the amount allocated to or deducted from the variable subaccount; and

2.

is the Accumulation Unit value for the variable subaccount for the respective Valuation Period during which We received the purchase payment or transfer value, or during which We deducted transfers, surrenders, surrender charges, rider charges or contract administrative charges.

Variable Account Accumulation Unit Value

The value of an Accumulation Unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is determined as follows:

The Accumulation Unit value for each variable subaccount for the prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Accumulation Unit value is being calculated. The result is the Accumulation Unit value.

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Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit or Annuity Unit may increase or decrease.

The net investment factor for any such variable subaccount for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

1.	is the sum of:

a.	the net asset value per share of the fund held in the variable subaccount determined at the end of the current Valuation Period; plus

b.	the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the “ex-dividend” date occurs during the current Valuation Period; and

2.	is the net asset value per share of the fund held in the variable subaccount, determined at the end of the prior Valuation Period; and

3.	is a factor representing the mortality and expense risk charge.

Mortality and Expense (M&E) Risk Charge

In calculating unit values, We will deduct a mortality and expense risk charge daily from each variable subaccount which is equal, on an annual basis, to a percentage of the daily net asset value. This percentage is the Annual Mortality and Expense Risk Fee. The deduction is made to compensate Us for assuming the mortality and expense risks under contracts of this type.

The Annual Mortality and Expense Risk Fee is equal to the Base M&E Risk Fee plus any fees for certain optional riders. Your Initial Base M&E Risk Fee and Initial Annual M&E Risk Fee is shown under Contract Data.

The Base M&E Risk Fee on any Day is based on Your age band and Your size band. The Table of Base M&E Risk Fees, including the age bands and the size bands, is shown under Contract Data.

Age Band

At issue, Your age band is based on Your age as of the Application Date as shown under Contract Data. Your age band will not change for the life of the contract unless there is a “covered life change”. If there is a “covered life change”, Your age band will be reset on that date based on the Attained Age of the Owner.

Size Band

1.	At issue, Your size band is determined based on Your initial purchase payment. If the largest size band is applicable, Your size band will not change for the remainder of the first contract year.

2.

If additional purchase payments are received before the first Contract Anniversary and the cumulative total purchase payments are in the largest size band, then the largest size band is applicable and Your size band will not change for the remainder of the first contract year.

3.	Otherwise, on the first Day of each contract quarter prior to the Annuitization Start Date, Your size band is redetermined based on the Contract Value.

For purposes of determining the size band, a contract quarter is each successive three-month period from the Contract Date. If the contract quarter would start on a Day that does not exist in any given month, We will consider the last calendar Day of that month as the first Day of that contract quarter. For example, if the month and Day of Your Contract Date is August 31, the next contract quarter will start on November 30. Whenever the contract quarter does not start on a Valuation Date, the Contract Value will be based on close of business values on the next Valuation Date.

Annuity Unit Value

The value of an Annuity Unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is determined as follows:

1.

the Annuity Unit value for each variable subaccount for the prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Annuity Unit value is being calculated.

2.

the result is multiplied by an interest factor, which is done to offset the assumed investment return which is built into Table A under the Tables of Annuity Payout Rates section. For Table A with a 5% assumed investment return, the interest factor on an annualized basis is equal to 0.952381. For Table A with a 3.5% assumed investment return, the interest factor on an annualized basis is equal to 0.966184.

Contract Value

The Contract Value at any time is the sum of:

1.	Contract Value in the Variable Account; and

2.	Contract Value in the Special DCA Fixed Account.

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For surrenders and charges, a number of Accumulation Units and dollar amounts will be deducted from the above accounts to equal any amounts surrendered or charges made against the Contract Value.

For surrenders, You may specify from which of the above accounts that the deduction will be taken. Otherwise, the deduction will be taken from the above accounts in the same proportion that Your interest in each bears to the total Contract Value.

Contract Value in the Variable Account

Your Contract Value in the Variable Account at any time will be the total of the value of the units in any variable subaccount resulting from:

1.	purchase payments allocated to a variable subaccount; plus

2.	any amounts transferred to a variable subaccount; less

3.	any amounts transferred from a variable subaccount; less

4.	any amounts deducted from a variable subaccount for surrenders (including any surrender charges), contract administrative charges or any rider charges.

Contract Value in the Special DCA Fixed Account

The Contract Value in the Special DCA Fixed Account at any time will be the total of:

1.	purchase payments allocated to the Special DCA Fixed Account, plus interest credited; less

2.	any amounts transferred from the Special DCA Fixed Account; less

3.	any amounts deducted from the Special DCA Fixed Account for surrenders (including any surrender charges) or contract administrative charges.

Contract Administrative Charge

We charge a fee for establishing and maintaining Our records for this contract. The charge per year is shown under Contract Data and is deducted from the Contract Value at the end of each contract year or, if earlier, when the contract is fully surrendered. The charge deducted will be prorated among all accounts in the same proportion Your interest in each bears to the total Contract Value. However the amount deducted from the Fixed Account will not exceed $50 in any contract year.

We reserve the right to adjust this charge after the first Contract Anniversary but the charge will never exceed the amount shown under Contract Data. We waive or reduce the annual contract administrative charge for any contract year where the Contract Value immediately prior to the deduction of the charge equals or exceeds the amount shown under Contract Data.

If You make a full surrender of this contract, We deduct the full contract administrative charge at the time of full surrender regardless of Contract Value.

The charge does not apply to the amount applied to an Annuity Payment plan or to the death benefit.

Premium Tax Charges

We reserve the right to assess a charge against the Contract Value of this contract for any premium tax assessed to Us by a federal, state or local government. This charge could be deducted when You make purchase payments, or make a full surrender of the Contract Value or on the Annuitization Start Date.

Transfers of Contract Values

While this contract is in force prior to the Annuitization Start Date, transfers of Contract Values may be made as outlined below unless Contract Values are required to be allocated to certain accounts or variable subaccounts under the terms of certain optional benefit riders, if any, attached to this contract.

1.	You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts.

2.

You may transfer from the Special DCA Fixed Account to the variable subaccounts as explained in the Special DCA Fixed Account provision, shown below. You may not transfer values from any account into the Special DCA Fixed Account.

You may make a transfer by Written Request or other method agreed to by Us. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. The minimum automated transfer is $50.

We may suspend or modify Your transfer privileges at any time with written notice 30 Days in advance. We reserve the right to limit the number of transfers allowed each contract year. The limit will not be less than 12 transfers per contract year.

In order to prevent use of the transfer right to the disadvantage of other contract Owners, the right to transfer Contract Values among the subaccounts may be limited. Transferring more than three times in any 90 Day period is potentially disruptive transfer activity, and therefore We may restrict this type of transfer.

Additionally, We reserve the right to modify or restrict transfer privileges if required to comply with the written instructions of a fund. Any modification or restriction could be applied to transfers to or from some or all of the variable subaccounts.

The modifications and restrictions described above could include, but are not limited to:

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1.	the requirements of a minimum time period between each transfer,

2.	not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract Owner,

3.	suspending or terminating automatic transfer programs, or

4.	limiting the dollar amount that You may transfer between the variable subaccounts at any one time.

Dollar Cost Averaging (DCA)

You may authorize periodic automated transfers of specified amounts from any variable subaccount, to any other variable subaccount other than the source account. The unit values credited and applied to Your contract are determined on each date of transfer. You may terminate DCA transfers at any time.

Special DCA Fixed Account

You may also allocate new purchase payments to the Special DCA Fixed Account with automatic transfers on a monthly basis from the Special DCA Fixed Account to any of the variable subaccount(s). All amounts allocated to the Special DCA Fixed Account will be transferred out within the specified Special DCA Fixed Account time period You elect from the time periods We make available.

If You terminate automated transfers from the Special DCA Fixed Account, the entire Special DCA Fixed Account balance will immediately be transferred according to Your Special DCA Fixed Account allocation instructions that are then in effect. If Your current Special DCA allocation instructions include a fund to which allocations are restricted and You do not provide new instructions, We will transfer amounts pro rata according to the valid portion of Your allocation instructions.

Surrender Provisions

Surrender

By Written Request or other method agreed to by Us and subject to the rules below You may:

1.	surrender this contract for the full surrender value; or

2.	surrender part of this contract for a partial surrender.

Rules for Surrender

All surrenders will have the following conditions.

1.	You must send Us Your Written Request or other method agreed to by Us:

a.	while this contract is in force; and

b.	while all Owners are living; and

c.	prior to the Annuitization Start Date.
2.	Unless We agree otherwise, a surrender amount must be at least $250. The Contract Value after a partial surrender must be at least $500.

3.

For surrenders from the variable subaccounts, the amount surrendered, less any charges, will be paid to You within seven Days of the receipt of Your Written Request, unless subject to the Suspension or Delay in Payment of Surrender Amount provision.

4.

For surrenders from the Special DCA Fixed Account, the amount surrendered, less any charges, will normally be paid to You within seven Days of the receipt of Your Written Request and the return of this contract, if required. We have the right to defer payment for up to six months from the date We receive Your request. In such circumstance, the delay will be made in accordance with the requirements of New York. If the payment is deferred more than 10 Days, interest will be paid on the amount deferred from the date We receive Your request to the date the payment is made at the interest rate required by the state of New York.

5.

For a partial surrender, if You do not specify from which account the surrender is to be made, the surrender will be made from all accounts in the same proportion as Your interest in each bears to the Contract Value.

6.	If You die following a surrender request, payment will be made to Your estate.

7.	Any amount surrendered is irrevocable.

Upon surrender for the full surrender value this contract will terminate.

Surrender Value

The full surrender value at any time will be:

1.	the Contract Value immediately prior to the surrender; less

2.	the full contract administrative charge; less

3.	any surrender charge; less

4.	any rider charges that are deducted from the Variable Account for a full surrender.

For a partial surrender, the amount paid to You will equal the amount withdrawn from the Contract Value, less any surrender charge.

The Contract Value is as of the Valuation Date We receive Your surrender request.

Surrender Charge

A surrender charge may apply in the event You surrender part of or all of Your Contract Value during the surrender charge period. The Schedule of Surrender Charges for Your contract is shown under Contract Data. A surrender charge applies if You surrender purchase payments during in the surrender charge period. Refer to Waiver of Surrender Charges for situations when surrender charges are not deducted.

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Your surrender charge amount is determined by multiplying purchase payments surrendered which could be subject to a surrender charge by the applicable surrender charge percentage.

The amount that represents purchase payments surrendered is calculated using a prorated formula based on the percentage of Your Contract Value being surrendered. As a result, the amount that represents purchase payments surrendered may be greater than Your Contract Value surrendered. We determine the amount that represents purchase payments surrendered (PPS), purchase payments not subject to a surrender charge (PPF), and purchase payments which could be subject to a surrender charge (PPSC) by the following formula:

PPS	=	PPSC + PPF

PPSC	=	( PS - FA ) X (PP - PPF) CV - FA

(but not less than zero)

PPF	=	FA—“contract earnings”, but not less than zero

PP	=	Purchase payments not previously surrendered (total purchase payments – PPS)

PS	=	Amount the Contract Value is reduced by the surrender

FA	=	the “total free amount”

CV	=	Contract Value prior to the surrender

Definition of “contract earnings”

With respect to these surrender provisions, “contract earnings” is defined as the Contract Value, less purchase payments not previously surrendered, but not less than zero.

With respect to these surrender provisions, “contract earnings” are surrendered first followed by purchase payments.

Definition of “total free amount”

The “total free amount” is the amount You are allowed to surrender each contract year without incurring a surrender charge. The “total free amount” calculation is described below and is recalculated on each Contract Anniversary during the surrender charge period. Any unused portion does not carry over to future contract years.

During the first contract year the “total free amount” is the greater of:

a.	“contract earnings”, or

b.

the Free Amount Percentage shown under Contract Data multiplied by all purchase payments applied prior to Your surrender request, less any amounts surrendered prior to Your surrender request that represent the “total free amount”.

After the first contract year, the “total free amount” is the greater of:

a.	“contract earnings”, or

b.	the Free Amount Percentage multiplied by Your prior Contract Anniversary Contract Value, less any prior surrenders taken in the current contract year.

Waiver of Surrender Charges

Surrender charges are waived for all of the following:

1.	In each contract year during the surrender charge period, the “total free amount” as defined in the Surrender Charge provision; or

2.	death benefit payments made in the event of Your death; or

3.	amounts applied to an Annuity Payment plan; or

4.

for Tax Qualified Contracts other than Inherited IRAs, amounts surrendered to meet applicable required minimum distributions under the Code to the extent they exceed amounts waived under number one of this provision (amounts surrendered under this waiver provision are limited to applicable required minimum distributions for this contract only and to one time per contract year unless We agree otherwise). For Inherited IRAs, this waiver provision only applies to lifetime required minimum distributions; or

5.	exercise of the Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision described below; or

6.	exercise of the Waiver of Surrender Charges upon Terminal Illness Diagnosis provision described below.

Termination of the contract will not affect any applicable waiver of surrender charge while the contract was in force.

Surrender proceeds will not be disbursed until We notify You of any denial of Your request for waiver of surrender charges and give You the opportunity to accept or reject surrender proceeds.

Suspension or Delay in Payment of Surrender Amount

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.	when the New York Stock Exchange is closed; or

2.	when trading on the New York Stock Exchange is restricted; or

3.	when an emergency exists as a result of which:

a.	disposal of securities held in the variable subaccounts is not reasonably practical; or

b.	it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

117102-NY	Page 13	(5/22)

4.	during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

5.	if and to the extent permitted or required under the Federal Investment Company Act of 1940, as amended, and any other applicable federal or state law.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

Waiver of Surrender Charges upon Hospital or Nursing Home Confinement

If You are the Hospitalization/Nursing Home Waiver Age shown under Contract Data or younger on the Application Date (also shown under Contract Data), surrender charges will be waived providing the following requirements are met:

1.	The amount surrendered is paid directly to You; and

2.	We receive satisfactory written proof as described below that You are confined in a nursing home or hospital; and

3.	such confinement has lasted for 60 straight Days or began within 30 Days following a 60 Day confinement; and

4.	such confinement began after the Contract Date of this contract; and

5.

We receive Your surrender request and written proof of confinement within 91 Days after the release from the hospital or nursing home. If it is not reasonably possible to provide proof within such time, in the absence of legal capacity We must receive it as soon as possible and no later than one year after the 91 Day period has expired.

To qualify, a letter of proof must:

1.	be signed by Your licensed physician of the hospital or nursing home administrator; and

2.	be on appropriate medical letterhead; and

3.	specify the confinement dates; and

4.	if hospital confinement, specify hospital name, address and that it is operated pursuant to state and federal law; or

5.	if nursing home confinement, specify nursing home name, address and that it meets the following definition of a nursing home.

Definition of nursing home

To qualify, the nursing home must be a facility or distinctly separate part of a hospital or other institution which is licensed by the appropriate licensing agency to engage primarily in providing nursing care and related services to inpatients; and:

1.

provide 24 hour a Day nursing service under a planned program of policies and procedures which was developed with the advice of, and is periodically reviewed and executed by, a professional group of at least one doctor and one nurse;

2.	have a doctor on duty or on call at all times to furnish medical care in case of emergency;

3.	have at least one nurse who is employed at that facility or institution full time (or at least 24 hours per week if the facility has less than 10 beds);

4.	have a nurse on duty or on call at all times;

5.	maintain clinical records for all patients; and

6.	have appropriate methods and procedures for handling and administering drugs and biologicals.

If an institution or facility has multiple licenses or purposes, a portion, ward, wing or unit thereof will qualify as a nursing home only if it meets all of the above criteria, is authorized by license to provide nursing care to inpatients, and is engaged principally in providing such nursing care in accordance with that license.

Definition of doctor

A doctor is a physician, as defined in Section 1861(r)(1) of the Federal Social Security Act, acting within the scope of his or her license in the state of licensure.

Definition of nurse

A nurse is a registered professional nurse, acting within the scope of his or her license in the state of licensure.

Waiver of Surrender Charges upon Terminal Illness Diagnosis

If You are the Terminal Illness Waiver Age shown under Contract Data or younger on the Application Date (also shown under Contract Data), surrender charges will be waived providing the following requirements are met:

1.	The amount surrendered is paid directly to You; and

2.	You are diagnosed with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the diagnosis; and

3.	such diagnosis occurred after the Contract Date; and

4.

We receive Your surrender request and satisfactory written proof as described below on or after the Terminal Illness Eligibility Date shown under Contract Data. We must also receive Your surrender request before a death benefit is payable.

To qualify, the letter of proof must:

1.	be signed by Your physician who is legally qualified and licensed to practice medicine in his/her state of residence and is operating within the scope of that license; and

2.	be on appropriate medical letterhead; and

117102-NY	Page 14	(5/22)

3.	specify the terminal illness, the expected date of death and the date the terminal illness was initially diagnosed.

Annuity Provisions

Annuity Payments

Annuity Payments will start on the scheduled Annuitization Start Date, shown under Contract Data. You can change this date as provided below. If You want to start Annuity Payments before the scheduled Annuitization Start Date, You can request Annuity Payments to start at any time with 30 Days notice.

The amount applied to an Annuity Payment plan will be the Contract Value after any rider charges are deducted from the Variable Account.

The first payment will be made as provided by the selected plan. Before the first payment is sent, We will require satisfactory proof of the Annuitant’s age and that the Annuitant is alive.

Change of Annuitization Start Date

The scheduled Annuitization Start Date shown under Contract Data is the later of:

1.	Your 95th birthday, or

2.	the 10th Contract Anniversary.

You may change this date to any date by Written Request or other method agreed to by Us. The new date cannot be later than the scheduled Annuitization Start Date unless We agree otherwise and not earlier than 13 months from the Contract Date.

Annuity Payment Plans

Annuity Payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of Annuity Payments according to one of the Plans A through D or another plan agreed to by Us.

Plan A: Life Income Non-Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant. No payments will be made after the Annuitant dies.

Plan B: Life Income with Guaranteed Period

This plan provides monthly Annuity Payments during the lifetime of the Annuitant with a guarantee that payments will be made for at least five, 10 or 15 years whether or not the Annuitant is living. You must select a guaranteed period.

Plan C: Life Income with Installment Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant with a guarantee that payments will be made at least for a certain number of months whether or not the Annuitant is living. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly Annuity Payment.

Plan D: Joint and Survivor Life Income Non-Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant and joint Annuitant. When either the Annuitant or the joint Annuitant dies We will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the Annuitant and joint Annuitant.

Plan Selection

You must select the plan or change to another plan at least 30 Days before the Annuitization Start Date by Written Request or other method agreed to by Us. If We have not received Your Written Request to select a plan, the first Annuity Payment will be made 30 Days after the Annuitization Start Date according to Plan B with monthly payments guaranteed for ten years unless the Code provides otherwise.

If the plan selected has a payment amount that is the same as another plan having a longer guarantee period, then the plan with the longer guarantee period will be deemed to have been chosen.

After the Annuitization Start Date, You cannot change to a different plan.

If the amount to be applied to a plan is less than $2,000 or would not provide a monthly payment of at least $20, We have the right to change the frequency of the payment or to make a lump sum payment of the amount that would have been applied to a plan.

Allocation of Contract Values to Provide Fixed and Variable Payments

On the Annuitization Start Date, the value described under the Annuity Payment provision above is used to provide Fixed Annuity and/or Variable Annuity Payments.

Unless We agree otherwise, You may use a maximum of ten variable subaccounts at any one time. The Special DCA Fixed Account is not available on and after the Annuitization Start Date. In addition, certain variable subaccounts may not be available on and after the Annuitization Start date.

Fixed Annuity Payments

A Fixed Annuity is an annuity with payments which:

1.	are guaranteed as to dollar amount; and

2.	do not vary in amount based on the investment performance of the variable subaccounts.

When Annuity Payments begin, amounts You allocate to provide fixed dollar payments under Plans A, B, C and D will be applied to the applicable Annuity Payout Rates Table. This will be done in accordance with the payment plan chosen. The minimum amount payable

117102-NY	Page 15	(5/22)

for each $1,000 of Contract Value is shown in Table B under the Tables of Annuity Payout Rates provision. In addition, the amount payable will not be less than that which would be provided if a single premium immediate annuity contract, then offered by Us to Annuitants in the same class, were to be purchased with an equivalent amount.

Variable Annuity Payments

A Variable Annuity is an annuity with payments which:

1.	are not predetermined or guaranteed as to dollar amount; and

2.	vary in amount based on the investment performance of the variable subaccounts.

Determination of the First Variable Annuity Payment

When Annuity Payments begin, the amounts You allocate to provide Variable Annuity Payments will be applied to the applicable Annuity Payout Rates Table.

If the Base M&E Risk Fee on that date is less than or equal to 1.50%, You can choose the Table of Payout Rates based on either a 3.5% or a 5% assumed investment return. If the mortality and expense risk base fee is greater than 1.50%, You must choose the Table of Payout Rates based on a 3.5% assumed investment return.

This will be done:

1.	on the Annuitization Start Date; and

2.

in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied under Plans A, B, C and D is shown in Table A under the Tables of Annuity Payout Rates provision.

Variable Annuity Payments After the First Payment

Variable Annuity Payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

The dollar amount of such payments is determined as follows.

1.

The dollar amount of the first Annuity Payment is divided by the value of an Annuity Unit as of the Valuation Date on or next preceding the seventh Day before the Annuitization Start Date. This result establishes the fixed number of Annuity Units for each monthly Annuity Payment after the first payment. This number of Annuity Units remains fixed during the Annuity Payment period unless exchanged for units of any of the other variable subaccounts as provided below.

2.

The fixed number of Annuity Units is multiplied by the Annuity Unit value as of the Valuation Date on or next preceding the seventh Day before the date the payment is due. The result establishes the dollar amount of the payment.

In order for the dollar amount of Variable Annuity Payments not to decrease, the investment performance of the variable subaccounts must have at least an annualized investment return equal to the Base M&E Risk Fee plus the assumed investment return for Table A in the Tables of Annuity Payout Rates provision. There are two versions of Table A, one with a 3.5% assumed investment return and one with a 5% assumed investment return. See the Determination of the First Variable Annuity Payment provision to determine the appropriate table.

Exchange of Annuity Units

After the Annuitization Start Date, Annuity Units of any variable subaccount may be exchanged for units of any other variable subaccounts. This may be done no more than once in any contract year. Unless We agree otherwise You may use a maximum of ten variable subaccounts at any one time. No exchanges may be made to or from any Fixed Annuity after the Annuitization Start Date.

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RiverSource Life Insurance Co. of New York 20 Madison Avenue Extension Albany, New York 12203 1.800.541.2251
Individual Flexible Purchase Payments Deferred Variable Annuity Contract • Surrender charges may be waived under specified conditions • This contract is nonparticipating – dividends are not payable

Contract Data

Contract Number:	9925-0000000	Contract Date:	May 2, 2022
Contract Type:	Nonqualified	Application Date:	May 2, 2022
Annuitant:	John Doe	Annuitization Start Date:	May 2, 2062
Owner:	John Doe	Owner’s Age on Application Date:	55
		Owner’s Date of Birth:	March 1, 1967
		Owner’s Sex:	Male
		Annuitant’s Date of Birth:	March 1, 1967
		Annuitant’s Sex:	Male

Application Signed State:	NY

Department of Financial Services:	800.342.3736

Initial Purchase Payment:	$100,000.00

Minimum Additional Purchase Payment:	$50

Maximum Purchase Payments per Contract Year
	Attained Age 85 and under	Attained Age 86 through Attained Age 90	Attained Age 91 and older
1st contract year	$1,000,000	$100,000	$0
Each contract year thereafter	$100,000	$50,000	$0
Maximum Total Purchase Payments per Owner (see the Purchase Payments provision)
Total per Owner	$1,000,000	$100,000	$100,000

We reserve the right to limit subsequent purchase payments on a non-discriminatory basis as described in the Payment Limits provision.

Annual Mortality and Expense (M&E) Risk Fee:

Initial Base M&E Risk Fee	+	Optional Death Benefit Rider Fee	=	Initial Annual M&E Risk Fee
1.20%	+	0.00%	=	1.20%

The Base M&E Risk Fee and Annual M&E Risk Fee is subject to change as described in the Mortality and Expense (M&E) Risk Charge provision.

Table of Base M&E Risk Fees:

Age Band	Size Band	Base M&E Risk Fee
80 and under	under $1,000,000	1.20%
	$1,000,000 or more	1.10%
81 and older	under $1,000,000	1.55%
	$1,000,000 or more	1.45%

Base Death Benefit:	Return of Purchase Payment (ROPP)

117102-DPNY	Page 18	(5/22)

Contract Data - Continued

Contract Number:	9925-0000000	Contract Date:	May 2, 2022

Schedule of Surrender Charges:	7 years

If You surrender all or a portion of this contract, a surrender charge may apply. A surrender charge applies if all or part of the Contract Value is surrendered during the surrender charge period which is the first seven contract years.

Contract Year	Surrender Charge Percentage Applied to Purchase Payments
1	7%
2	7%
3	7%
4	6%
5	5%
6	4%
7	2%
8+	0%

Free Amount Percentage:	10%

See Surrender Charge provision.

Hospitalization/Nursing Home Waiver Age:	75

See Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision.

Terminal Illness Waiver Age:	90
Terminal Illness Eligibility Date:	May 2, 2023

See Waiver of Surrender Charges upon Terminal Illness Diagnosis provision.

Contract Administrative Charge:

Initial Annual Charge:	$50

We reserve the right to adjust this charge after the first Contract Anniversary, but the charge will never exceed $65.

Initial Annual Charge if Contract Value equals or exceeds $50,000:	$0

We reserve the right to charge up to $15 after the first Contract Anniversary. See Contract Administrative Charge provision.

Fixed Account Guaranteed Minimum Interest Rate:	1.00%

Any purchase payments allocated to the 6-Month Special DCA Fixed Account on the Contract Date will earn interest at the annual effective rate of 1.00%. New rates may be declared from time to time.

Any purchase payments allocated to the 12-Month Special DCA Fixed Account on the Contract Date will earn interest at the annual effective rate of 1.00%. New rates may be declared from time to time.

Initial Allocation Election:

VP MODERATELY AGGRESSIVE PORT CL2	100%

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